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Prospectus Supplement No. 2
Filed Pursuant to Rule 424(b)(3)
File No. 333-116394

Prospectus Supplement No. 2

(to Prospectus dated May 12, 2005)

        This Prospectus Supplement No. 2 supplements and amends the Prospectus dated May 12, 2005, as supplemented and amended by Supplement No. 1 thereto dated May 20, 2005 (collectively, the "Prospectus"), relating to the sale from time to time of up to 8,496,887 shares of our common stock by certain selling shareholders.

        On June 14, 2005, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K relating to the adoption of certain compensatory arrangements for non-employee directors and the declination by PricewaterhouseCoopers LLP to stand for re-election as our independent registered public accounting firm following the current audit. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

        This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

        Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol "MDCV." On June 13, 2005, the closing price of a share on the OTC Bulletin Board was $0.75.

        Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 6 of the Prospectus dated May 12, 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 14, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 8, 2005
Date of report (Date of earliest event reported)

MedicalCV, Inc.
(Exact name of registrant as specified in its charter)d

Minnesota (State or other jurisdiction of incorporation)	0-33295 (Commission File Number)	41-1717208 (IRS Employer Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Non-Employee Director Compensation

        On June 8, 2005, the Compensation Committee of the Board of Directors of MedicalCV, Inc. (the "Company") adopted the following cash and equity-based compensatory arrangements for non-employee directors.

        Effective May 1, 2005, each non-employee director shall receive the following cash compensation for a full year of service to the Company (paid quarterly):

Position	Annual Retainer
Board Member (other than Board Chairperson)	$6,000
Board Chairperson	$12,000
Audit Committee Member (other than Committee Chairperson)	$500
Audit Committee Chairperson	$2,000
Compensation Committee Member (other than Committee Chairperson)	$500
Compensation Committee Chairperson	$1,000

        In addition, each year, as of the date of the annual meeting of shareholders, commencing with the 2005 Annual Meeting of Shareholders, each non-employee director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, shall automatically receive an option award. The number of shares to be covered by an option award to a non-employee director who is elected to the Board for the first time, either by the shareholders of the Company or by the Board to fill a vacancy thereon, shall be 50,000 shares (an "Initial Grant"). The date of an option award to a person first elected to the Board to fill a vacancy thereon shall be the date of such election. The number of shares to be covered by an option award to a non-employee director who is reelected to the Board or whose Board membership is continuing following such annual meeting shall be 50,000 shares (an "Annual Grant"). An Initial Grant shall also be awarded to a non-employee director who is first elected to the Board prior to the 2005 Annual Meeting of Shareholders, and who has not received the grant of a stock option under any other plan of the Company; provided, however, that if an Initial Grant is made within six months of an Annual Grant to which a non-employee director would be entitled, such Initial Grant shall be in lieu of the next succeeding Annual Grant.

        Each non-employee director shall also automatically be granted the right to elect to receive additional options in lieu of the amount of the director's cash compensation ("Annual Retainer"), or a portion thereof, for the year following election or reelection to, or continuation on, the Board.

        The Company expects the Initial Grants, the Annual Grants and any options issued in lieu of the Annual Retainer to have five-year terms and vest 100% on the first anniversary of the date of grant. The Company also expects the vesting of such options to accelerate in the event of a change of control of the Company.

        The equity-based elements of the foregoing compensatory arrangements will be documented in the form of a 2005 Director Stock Option Plan, which the Company plans to submit to its shareholders for adoption at the 2005 Annual Meeting of Shareholders. If the shareholders approve such plan, the Company anticipates amending this report to file such plan as an exhibit.

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

          (a)   On June 9, 2005, PricewaterhouseCoopers LLP ("PwC") informed the audit committee of the board of directors of MedicalCV, Inc. (the "Company") that it will decline to stand for re-election as the Company's independent registered public accounting firm and will cease to serve as the Company's independent registered public accounting firm upon completion of PwC procedures regarding the following: (i) the Company's financial statements as of and for the year ended April 30, 2005 and (ii) the Form 10-KSB in which such financial statements will be included.

        The reports of PwC on the financial statements of the Company as of and for the years ended April 30, 2004 and April 30, 2003 contained an explanatory paragraph expressing significant doubt about the Company's ability to continue as a going concern, but did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principle.

        During the years ended April 30, 2004 and 2003 and through June 9, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company's financial statements for such years.

        During the years ended April 30, 2004 and 2003 and through June 9, 2005, there has been one reportable event of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B. The reportable event occurred in March 2004 when PwC informed the Company's audit committee that there was a material weakness in internal controls over financial reporting. Specifically, PwC identified a material weakness in the design and operation of internal controls relating to documenting and reporting international distribution marketing expenditures and related reimbursement. Following this communication from PwC, we implemented procedures and reporting to document and support customer marketing expenses which remedied this material weakness.

        The Company has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 14, 2005, is filed as Exhibit 16 to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

  (c)
  Exhibits

      See "Exhibit Index."

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICALCV, INC.
Date: June 14, 2005	By:	/s/ JOHN H. JUNGBAUER John H. Jungbauer Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
16	Letter on Change in Certifying Accountant.

2

Exhibit 16

June 14, 2005

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by MedicalCV, Inc., (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of MedicalCV's Form 8-K report dated June 8, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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  Prospectus Supplement No. 2 Filed Pursuant to Rule 424(b)(3) File No. 333-116394
  ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
  ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.
  ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
  Exhibit 16